Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated July 13, 2026, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Merger Sub (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.

Notice of Offer to Purchase
All Outstanding Shares of Common Stock
of
SELECTIS HEALTH, Inc.
at
$5.75 Per Share in Cash

by

black pearl equities, llc
and

BLACK PEARL EQUITIES II, LLC,
its wholly owned subsidiary

and
tortuga ACQUISITION Sub, inc.,
its wholly owned subsidiary

Black Pearl Equities, LLC, a New York limited liability company (“Parent”), Black Pearl Equities II, LLC, a New York limited liability company and a wholly owned subsidiary of Parent (“Purchaser”), and Tortuga Acquisition Sub, Inc., a Utah corporation and a wholly owned subsidiary of Purchaser (“Merger Sub” and, together with Parent and Purchaser, the “Offerors”), are offering to purchase all of the issued and outstanding shares of common stock, par value $0.05 per share (the “Shares”), of Selectis Health, Inc., a Utah corporation (the “Company”), at a purchase price of $5.75 per Share in cash (the “Offer Price”), without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 13, 2026, and in the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”). Stockholders of record who tender directly to Broadridge Corporate Issuer Solutions, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as may be set forth in the Letter of Transmittal, transfer taxes, on the purchase of Shares by Merger Sub pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 10, 2026, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 22, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Purchaser and Merger Sub, pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will accept the Shares for purchase in the Offer and Merger Sub will then merge with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Purchaser (the “Merger”). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares held by the Company, any of its subsidiaries, Parent, Purchaser or Merger Sub or held by stockholders of the Company who have properly and validly perfected their statutory rights of appraisal in respect of such Shares in accordance with Part 13 of the Utah Revised Business Corporation Act (the “Utah Code”)) will be converted into and become the right to receive an amount in cash equal to the Offer Price, without interest and subject to any required withholding of taxes. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for Shares. The Merger Agreement is more fully described in Special Factors — Section 6 —The Merger Agreement and the Tender Agreement in the Offer to Purchase.

The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the conditions set forth in The Tender Offer — Section 11 —Conditions to the Offer in the Offer to Purchase (collectively, the “Offer Conditions”), including the following: (a) a nonwaivable condition that there be validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that, when added to the Shares, if any, already owned by Parent and its subsidiaries, would represent at least seventy percent (70%) of all then outstanding Shares (the “Minimum Tender Condition”); (b) Shares held by stockholders of the Company that have properly exercised appraisal rights under Utah law do not exceed fifteen percent (15%) of the Shares outstanding immediately prior to the expiration of the Offer (the “Appraisal Rights Condition”); (c) the Company shall have demonstrated to the reasonable satisfaction of Purchaser that the aggregate unrestricted cash held by the Company and its subsidiaries is at least $6,800,000 (excluding amounts held in escrow, which amounts held in escrow shall not be less than $2,880,000), (d) the Company shall have demonstrated to the reasonable satisfaction of Purchaser that the Company and its subsidiaries have good, valid and marketable fee simple title to all of their owned real property, free and clear of all liens other than specified permitted encumbrances, and (e) the Required OK Approvals (as defined in the Merger Agreement) shall have been obtained.

The term “Expiration Date” means 5:00 P.M., New York City time, on August 10, 2026, unless the expiration of the Offer is extended in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

The Board of Directors of the Company has unanimously (i) determined and declared that the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer and the Merger) are, on the terms and subject to the conditions set forth in the Merger Agreement, advisable and in the best interests of and are fair to the Company and its stockholders, (ii) approved, adopted and authorized in all respects the Merger Agreement (together with the other documents executed by the Company in connection therewith, including the Tender Agreement) and the transactions contemplated by the Merger Agreement (including the Offer and the Merger), (iii) recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and (iv) resolved that the Merger shall be effected under Section 16-10a-1104 of the Utah Code and that the Merger shall be consummated as soon as practicable following the acceptance of Shares for payment pursuant to the Offer.

The Merger Agreement provides that Merger Sub shall (and Purchaser shall cause Merger Sub to): (i) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer; and (ii) if, on the initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any condition to the Offer shall not have been satisfied or waived, extend the Offer on one or more occasions in consecutive increments of up to five (5) business days each (or such longer period as the parties may agree) until such time as each such condition shall have been satisfied or waived. However, (1) in no event shall Merger Sub be required to extend the Offer beyond August 31, 2026 or the valid termination of the Merger Agreement, (2) if, at any otherwise scheduled expiration of the Offer, all of the conditions to the Offer, except for the Minimum Tender Condition, shall have been satisfied or waived, Merger Sub shall in such situation be required to extend the Offer in consecutive increments of up to five (5) business days each but in no event more than fifteen (15) business days in the aggregate (or such other period as the parties may agree), and (3) Merger Sub shall extend the Offer if requested by the Board, or may extend the Offer at its election, in connection with its right to renegotiate the terms of the Merger Agreement in the event that the Company receives a superior third-party proposal to the Offer and the Merger.

Except as set forth in the Merger Agreement, and subject to the applicable rules and regulations of the SEC, Merger Sub expressly reserves the right to waive (in whole or in part) any of the Offer Conditions at any time and from time to time, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer. Any extension, delay, termination or amendment of the Offer will be followed promptly by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date.

For purposes of the Offer, Merger Sub will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Merger Sub and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Merger Sub extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Merger Sub’s rights under the Offer, the Depositary may retain tendered Shares on Merger Sub’s behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — Withdrawal Rights under “The Tender Offer” in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under no circumstances will Merger Sub pay interest on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making such payment.

In all cases, Merger Sub will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in The Tender Offer — Section 3 — Procedures for Accepting the Offer and Tendering Shares in the Offer to Purchase and (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined in The Tender Offer — Section 2 — Acceptance for Payment and Payment for Shares in the Offer to Purchase) in lieu of the Letter of Transmittal and such other documents.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the scheduled expiration of the Offer. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after October 5, 2026 if Merger Sub has not accepted them for payment. For a withdrawal of Shares to be effective, the Depositary must timely receive a written notice of withdrawal at one of its addresses set forth on the back cover of the Offer to Purchase or through an Agent’s Message. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in The Tender Offer — Section 3 — Procedures for Accepting the Offer and Tendering Shares in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in The Tender Offer — Section 3 — Procedures for Accepting the Offer and Tendering Shares in the Offer to Purchase, the broker, dealer, commercial bank, trust company or other nominee that tendered through book-entry transfer must submit a withdrawal through DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

The Offerors will determine, in their sole discretion (which may be delegated to the Depositary), all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither the Offerors nor any of their respective affiliates or assigns, the Depositary, Laurel Hill Advisory Group (the “Information Agent”) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in The Tender Offer — Section 3—Procedures for Accepting the Offer and Tendering Shares in the Offer to Purchase at any time prior to the scheduled expiration of the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Company provided Merger Sub with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and related documents to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The receipt of cash by a holder of Shares pursuant to the Offer or the Merger will be a taxable transaction to U.S. stockholders for U.S. federal income tax purposes. See The Tender Offer — Section 5 —Certain U.S. Federal Income Tax Consequences of the Offer in the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Merger Sub’s expense. Merger Sub will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

2 Robbins Lane, Suite 201

Jericho, New York 11753

Banks and Brokers Call (516) 933-3100

All Others Call Toll-Free (844) 305-2265

Email GBCS@laurelhill.com